Exhibit 10.2
GARDNER DENVER, INC.
LONG-TERM CASH BONUS AWARD AGREEMENT
LONG-TERM INCENTIVE PLAN
     THIS LONG-TERM CASH BONUS AWARD AGREEMENT (“Agreement”), made effective as of the Grant Date (as defined in paragraph 1), by and between «FirstName» «LastName» (hereinafter the “Participant”) and Gardner Denver, Inc. (hereinafter the “Company”);
WITNESSETH THAT:
     WHEREAS, the Company maintains the Long-Term Incentive Plan (the “Plan”) and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Long-Term Cash Bonus Award (“Award”) under the Plan:
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Benefits. Participant shall be eligible to receive any and all benefits to which he is entitled to receive for the Long Term Cash Bonus Award under the terms and subject to the conditions of the Plan, as amended from time to time, which terms and conditions are hereby made a part hereof and are incorporated herein by reference. In the event of any inconsistency or conflict between the terms of the Plan and those of this Award Agreement, the terms of the Plan shall prevail. Terms which are not specifically defined herein shall have the meanings ascribed to them in the Plan.
     2. Terms of Award. The following terms used in this Agreement shall have the meanings set forth below:
          (a) Grant Date. The “Grant Date” is <<Insert Date>>.
          (b) Performance Period. The “Performance Period” is the period beginning on the Grant Date and ending on the third anniversary of the Grant Date.
          (c) Base Salary Factor. The “Base Salary Factor” to be used in calculating the Participant’s Award granted hereunder by application to the Participant’s Base Salary in effect as of the end of the Performance Period, is «BonusTarget».
          (d) Performance Targets. The “Performance Targets” which must be met by the end of the Performance Period in order for the Participant to receive an Award hereunder are the following percentage increases in the compound growth rate of earnings before taxes for the Company’s industrial businesses (i.e., excluding petroleum products) (the “Earnings Growth Rate”):

Threshold Performance	Target Performance	Maximum Performance
4%	8%	12%
          (e) Payment Opportunity. The Participant’s “Payment Opportunity” is determined by the extent to which the Performance Targets set forth in this paragraph 1(d) are met by the end of the Performance Period in accordance with the following table:

Performance Target Achieved	Payment Opportunity

Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%
The Payment Opportunity for an Earnings Growth Rate occurring between stated Performance Targets at the end of any Performance Period shall be determined through simple interpolation. An Earnings Growth Rate below the Threshold Performance in any Performance Period will result in no Award payment for that Performance Period.
          (f) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is no longer employed by the Company or any Subsidiary or Affiliate of the Company, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries. All determinations regarding employment shall be made by the Committee.
          (g) Target Performance. Target Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a 100% Payment Opportunity.
          (h) Threshold Performance. Threshold Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a 50% Payment Opportunity and for the payment of any Award at the conclusion of a Performance Period.
          (i) Maximum Performance. Maximum Performance means the Earnings Growth Rate Performance Target for the Performance Period, the attainment of which is necessary for the payment of a 200% Payment Opportunity.
          (j) Earnings Before Taxes. <<Insert Year>> Long-Term Cash Bonus Award based on <<Insert Year>> EBT for the Company’s industrial businesses (i.e., excluding petroleum products) of $<<Insert EBT>> (excluding amortization of goodwill).
     3. Award. The Participant is hereby awarded a Long-Term Cash Bonus Award under the Plan in an amount to be determined in accordance with the terms set forth in paragraph 2 above, subject to the achievement of the Performance Targets set forth therein. The Committee shall compute the specific amount of Long-Term Cash Bonus Award payable to the Participant hereunder by applying the Base Salary Factor set forth above to the Participant’s Base Salary in effect as of the end of the Performance Period and multiplying that product by the applicable payment opportunity as of the end of the Performance Period in accordance with the following formula:
Payment Opportunity X (Base Salary Factor X Base Salary)
In the event the Award calculated in accordance with the provisions of paragraph 2 above exceeds the maximum Award permissible under the terms of the Plan, then such Award shall automatically be reduced to the maximum permitted under the terms of the Plan.
     4. Payment. Unless the Participant’s Date of Termination occurs during the Performance Period, then, as soon as practicable following the end of the Performance Period, but no later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture, the Participant shall be paid in a lump sum in either cash or Restricted Stock, at the sole and absolute discretion of the Committee, an Award calculated in accordance with the terms and methodology set forth in paragraph 2 hereof. In the event the Participant’s Date of Termination occurs prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, the Award granted hereunder, if any, shall be forfeited as of the Date of Termination, unless the Committee determines otherwise in its sole and absolute discretion. In the event the Participant’s Date of Termination occurs prior to the end of the Performance Period due to the Participant’s death, Disability, or Retirement, then the Participant shall receive a prorated payment of the Award payable hereunder, if any, at the end of the Performance Period, but no later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture, based on the portion of the Performance Period elapsed as of the Date of Termination and the achievement of the Performance Targets as of the end of the Performance Period.
     5. Assignment and Transfer. Participant shall not sell, transfer, assign, hypothecate, pledge, grant a security interest in, or in any other way alienate any Award granted hereunder, or any interest or right therein, except by will or the laws of descent and distribution, and any such attempted transfer, assignment, hypothecation, pledge or grant of a security interest shall be null and void and of no legal force or effect.
     6. Acceleration of Payment Upon Change in Control. In the event of a Change in Control, then the Participant shall receive a prorated payment of the Award payable hereunder, if any, at the end of the Performance Period, but no later than March 15th following the calendar year in which occurs the later of the time the legally binding right to the payment arises or the time such right first ceases to be subject to a substantial risk of forfeiture, based on the portion of the Performance Period elapsed as of the Date of Termination and the achievement of the Performance Targets as of the end of the Performance Period..
     7. Non-competition, Non-solicitation, and Non-disclosure. The Committee in its sole discretion, may require the Participant to reimburse immediately, without consideration from the Company, the sum total of the last Award made hereunder, and forfeit any Award earned but not paid hereunder if any of the following events occur: (a) the Participant, as individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business, or becomes involved in any business activity, competitive with the Company or any subsidiary, in violation of the Company’s Code of Ethics and Business Conduct (CP-10-002); (b) the Participant solicits or entices any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its affiliates, or request or advises a customer or client of the Company or its affiliates to curtail or cancel such customer’s business relationship with the Company or its affiliates; or (c) the Participant fails to abide by the contractual terms of the Employee Non-disclosure Agreement and/or Invention Assignment Agreement, as applicable, which were executed in accordance with the Company’s Security of Confidential and Proprietary Information Policy (CP-10-013) during the Participant’s employment with the Company.
     8. Unearned Awards. In the event the Company restates its financial results within 12 months of an Award made hereunder due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, (as determined by the members of the Compensation Committee and/or the Board who are “independent” under the Company’s corporate governance guidelines), the Company may recover from the Participant, in such manner as the Company deems appropriate under the circumstances, the difference between (x) the sum total of the Award actually awarded to the Participant and (y) the amount of the Award such Participant would have received had the Award been calculated based on the restated financial statements.

     9. Withholding. All payments and distributions under this Agreement are subject to withholding of all applicable taxes.
     10. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement shall be binding upon and inure to the benefit of the respective parties, the successors and assigns of the Company, and the heirs and personal representatives of the Participant.
     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its principles of conflict of laws.
     12. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits distributable to the Participant hereunder shall be distributed to the legal representative or the estate of the Participant. If a deceased Participant designates a beneficiary but the Designated Beneficiary dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits that would have been distributed to the Designated Beneficiary shall be distributed to the legal representative or the estate of the Designated Beneficiary.
     13. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
     14. Interpretation and Savings Clause. All terms and conditions of this Agreement applicable to qualified performance-based compensation shall be construed to be in accordance with the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 162(m). Likewise, all terms and conditions of this Agreement applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A.
     15. Not an Employment Contract. This Agreement will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
     16. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.
     17. Entire Agreement. This Agreement sets forth the entire agreement, and supersedes all other agreements and understandings, whether oral or written, by and between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Gardner Denver, Inc.

By:

Title:

Participant

Signed:

Date: